Exhibit (14)(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Senior Securities” in the Joint Proxy Statement/Prospectus included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-14, File No. 333-277325) of Golub Capital BDC, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports (1) dated November 20, 2023, with respect to the consolidated financial statements as of and for the year ended September 30, 2023 and the effectiveness of internal control over financial reporting as of September 30, 2023, of Golub Capital BDC, Inc. and Subsidiaries, (2) dated November 30, 2023, with respect to the consolidated financial statements of Golub Capital BDC 3, Inc. and Subsidiaries as of and for the year ended September 30, 2023, and to the inclusion of our reports (3) dated February 23, 2024 with respect to the senior securities table of Golub Capital BDC, Inc. and Subsidiaries as of September 30, 2023 and (4) dated February 23, 2024 with respect to the senior securities table of Golub Capital BDC 3, Inc. and Subsidiaries as of September 30, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 12, 2024